Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Appoints Lee Wichlacz to Newly Created Position as President of Electronics Segment

SARASOTA, FL, December 9, 2022— Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology for diverse end markets, announced today that Lee Wichlacz recently joined the Company and been appointed to the newly created corporate officer position of President, Electronics, effective December 7, 2022.

Josef Matosevic, Helios’ President and Chief Executive Officer, commented, “As we continue to execute on our augmented strategy, optimizing our leadership structure is paramount. Lee is a seasoned executive that brings both the depth of experience and discipline to help guide our Electronics segment as it grows into a billion-dollar business itself over time. As we continue to grow both the segment as well as leverage our pure-play position at the intersection of hydraulics and electronics, Lee will be valuable in our efforts to advance our technologies and accelerate our growth.”

Mr. Wichlacz was most recently the Group Vice President and General Manager - Americas, at Welbilt, Inc. In that role he led the Americas product lines as well as its global manufacturing, supply chain, technology, and new product introduction teams. At Welbilt, Lee served in multiple leadership roles throughout his tenure. This includes Senior Vice President Canada Region and Managing Director, Cleveland, Garland and Lincoln; Senior Vice President Product Management and Engineering, and Managing Director, Manitowoc Ice; Senior Vice President Global Operations and Procurement; Vice President and General Manager, Manitowoc Ice.

Helios Technologies | 7456 16th St E | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Appoints New President of Electronics Segment

December 9, 2022

Prior to joining Welbilt in 2007, Mr. Wichlacz spent 21 years with the Healthcare Division of General Electric. He began his career as a design engineer and progressed to various engineering and operations roles, including executive management. He was directly involved in designing and manufacturing digital X-ray, mammography, angiography, cardiology, and computed tomography (CT) equipment.

During his career, Mr. Wichlacz has directly led global engineering and operations teams in the United States, Canada, Mexico, the United Kingdom, Germany, France, Japan, China, and India. Lee has extensive experience in the areas of global expansion, profitable growth, operational excellence, new product innovation, and team building.

Mr. Wichlacz earned a bachelor’s degree in mechanical engineering from the University of Wisconsin-Platteville and holds a master’s degree in mechanical engineering from Marquette University. He is a certified Six Sigma Master Black Belt and holds several patents in both the healthcare and foodservice industries.

Mr. Wichlacz commented, “I am thrilled to join Helios at such an exciting and pivotal time in its corporate history. We have a unique opportunity to leverage and diversify our business as we execute our transformation into a global integrated operating company. I am honored to lead such a talented global team. As we continue to develop platforms leveraging electronics and software with more connected solutions, we will help our customers grow and become even more competitive in their respective markets.”

About Helios Technologies
Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisition. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

Investor and Media contact:

Tania Almond
Vice President, Investor Relations and Corporate Communication
(941) 362-1333
tania.almond@HLIO.com

Deborah Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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